Exhibit 99.1

GLUCOTRACK EXPANDS CLINICAL ADVISORY TEAM APPOINTING DAVID S. HIRSH, MD AS MEDICAL DIRECTOR, CARDIOLOGY

Experienced cardiac electrophysiologist joins Glucotrack’s growing clinical advisory team as the Company advances its long-term CBGM through critical clinical milestones

Rutherford, NJ, August 6, 2025 (GLOBE NEWSWIRE) – Glucotrack, Inc. (Nasdaq: GCTK), a medical device company focused on the design, development, and commercialization of novel technologies for people with diabetes, announced today that David S. Hirsh, MD, has joined the Company’s clinical advisory team as Medical Director – Cardiology providing strategic leadership for clinical and educational initiatives for the Continuous Blood Glucose Monitor (CBGM).

“We are delighted to welcome Dr. Hirsh to the Company in this pivotal role supporting our novel clinical development program,” said Paul V. Goode, PhD, President and Chief Executive Officer of Glucotrack. “Dr. Hirsh’s expertise in interventional cardiology procedures directly supports our CBGM’s unique intravascular placement—an approach that builds on proven cardiovascular design concepts and outpatient procedures to deliver accurate, real-time glucose readings. As we advance through our clinical trials, including our long-term OUS early feasibility study and upcoming US pilot study, his clinical oversight will be valuable for appropriate site selection, physician education and protocol compliance.”

Dr. Hirsh brings extensive cardiology and electrophysiology experience. Since early 2025, he has been a cardiac electrophysiologist at Harbin Clinical Cardiology Rome. Prior to joining Harbin Clinical, Dr. Hirsh served as an Associate Professor of Medicine in the Division of Cardiology at Emory University School of Medicine, as the Director of Clinical Cardiac Electrophysiology at Grady Memorial Hospital, where he started the electrophysiology laboratory at Atlanta’s large public hospital, and as clinical cardiac electrophysiologist at the Atlanta VA Medical Center. He obtained his medical degree from Albert Einstein College of Medicine at Yeshiva University and completed his residency and fellowships at the New York University Medical Center where he was appointed the Chief Fellow in Internal Medicine, Cardiovascular Disease, and Clinical Cardiac Electrophysiology during his training.

“I am honored to join Glucotrack during this exciting phase of clinical development,” said Dr. Hirsh. “Glucotrack’s approach of using proven cardiovascular implantation techniques for continuous blood glucose monitoring represents a breakthrough in diabetes care and I look forward to applying my cardiology expertise to help advance this technology through clinical trials and toward commercialization.”

The addition of Dr. Hirsh strengthens Glucotrack’s clinical leadership team as the Company progresses through multiple clinical milestones. His role will also be critical for developing education and training programs for cardiac interventionalists and for engaging with the endocrinology community on coordinated clinical care for people living with diabetes.

Glucotrack’s CBGM is a long-term implantable system with no wearable component, designed for up to three years of continuous, accurate blood glucose monitoring, offering a more convenient and less intrusive glucose monitoring solution. The CBGM measures glucose directly from blood, unlike traditional continuous glucose monitoring systems which measure glucose from interstitial fluid. Thus, it aims to provide real-time readings without the lag time typically associated with interstitial glucose measurements.

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About Glucotrack, Inc.

Glucotrack, Inc. (Nasdaq: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s Continuous Blood Glucose Monitor (CBGM) is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. The Glucotrack CBGM is an Investigational Device and is limited by federal (or United States) law to investigational use.

For more information, please visit http://www.glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “anticipate”, “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on March 31, 2025.

Contacts:

Investor Relations:

investors@glucotrack.com

Media:

GlucotrackPR@icrinc.com